Exhibit 10.56

SAVARA INC.

March 19, 2012

Robert Neville

1601 Cabinwood Cove

Austin, TX 78746

Re:	Terms of Employment

Dear Rob:

You have been a vital part of the early success of Savara Inc. (“Savara”, the “Company” or “we”). In recognition of your past contributions and in connection with our contemplated Series B Financing, we wanted to set forth our mutual understanding of the terms of your employment with Savara.

1.	Position and Benefits. Your current position with Savara is Chief Executive Officer. You currently receive a base salary in the amount of $12,500.00 per month ($150,000.00 annualized), payable in accordance with our regular payroll practices. Your base salary is subject to statutory deductions and withholding. Your salary and compensation package will be reviewed from time to time by Savara’s Board of Directors (the “Board”) or its Compensation Committee with respect to performance or market-based adjustments. As an employee, you are eligible to participate in our bonus plans and benefit programs as they are established from time to time. We are an “at-will” employer, which means that your employment with Savara (and the terms thereof) is for no specific period of time and may be modified or terminated by Savara or you at any time and for any reason, with or without prior notice and with or without Cause. The at-will nature of your employment may only be altered by a written agreement signed on behalf of the Board.

2.	Separation Benefits. Notwithstanding the foregoing, if you are terminated by Savara for any reason other than “Cause” (as defined below) , death or Disability (as defined below), or in the event of a Constructive Termination (defined below), the Company agrees to provide the separation benefits provided for in Sections 2(a)-(c) (the “Separation Benefits”). Your right to receive the Separation Benefits outlined below is conditioned upon (i) your execution of a release substantially in the form attached to this letter agreement and identified as Exhibit A (the “Release”), (ii) the non-revocation of the ADEA Release (as defined in the Release) and (iii) your continued compliance with the terms of this letter agreement and your PITA (as defined below). The Release must be delivered to the Company, in a non-revocable form, within fifty (50) days after the date of your termination of employment, or all Separation Benefits shall be forfeited. In addition, if the Board determines that you have failed to comply with the terms of this letter agreement, the Release, or the PIIA at any time, then Savara will be entitled to (i) cancel the remaining payments under Section 2(a) and be reimbursed for any prior payments made under Section 2(a), (ii) be reimbursed for the premiums paid pursuant to Section 2(b), and (iii) repurchase from you, at cost, any shares that vested pursuant to Section 2(c).

(a)	Separation Payment. In accordance with our normal payroll practices and subject to applicable deductions and withholdings, Savara will pay to you for a period of three (3) months following your termination date an amount equal to the base salary to which you would be entitled if your employment had not been so terminated; provided, however, that in no event shall the base salary be less than $150,000.00 on an annualized basis for purposes of computing any separation payments to which you are entitled pursuant to this paragraph.

(b)	Continuation of Health Coverage. If you elect to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Savara will pay (i) your COBRA premiums in an amount sufficient to maintain the level of health benefits in effect on your last day of employment or (ii) a benefits allowance equal to five percent (5%) of your monthly base salary in the event that Savara does not provide health coverage programs as of the last day of your employment, throughout the six-month period in which you are entitled to receive the separation payments provided above or until you receive comparable benefits from any other source, whichever occurs first. Nothing contained herein shall interfere with your right to continuation coverage under COBRA.

(c)	Stock Vesting. Savara will provide you with accelerated vesting of certain of your restricted shares of Savara’s Common Stock (the “Shares”) as listed on Schedule I attached hereto that are unvested at the time of your termination date. The Shares have been granted pursuant to those certain Stock Restriction Agreements or Stock Issuance Agreements, as applicable, listed on Schedule I. The accelerated vesting of the Shares shall be subject to the terms set forth in greater detail in your Stock Restriction Agreements or Stock Issuance Agreements, as applicable.

(d)	Certain Definitions.

(i)

“Cause” shall mean: (i) your act(s) of gross negligence or willful misconduct in the course of your employment hereunder, (ii) your continued failure to substantially perform the duties and obligations of your position with Savara (other than any such failure resulting from your Disability); (iii) the commission or attempted commission of any act of personal dishonesty, embezzlement, fraud or misrepresentation taken by you, or at your direction, which was intended to result in gain or personal enrichment for you or another at the expense of Savara; (iv) your violation of a federal or state law or regulation applicable to Savara’s business which violation was or is reasonably likely to be injurious to Savara; (v) your conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State or any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of your duties to the Company or any of its affiliates or

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otherwise result in material injury to the reputation of the business of the Company or any of its affiliates, as determined in good faith by the Board; (vi) any unauthorized use or disclosure by you of confidential information or trade secrets of Savara or your breach of the terms of your agreement(s) with Savara relating to proprietary information and inventions assignment, including your PIIA; (vii) any material violation by you of the policies of the Company or any of its affiliates, including, but not limited to, those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company or any of its affiliates; or (viii) your material breach of the terms of this letter agreement; provided that each of clauses (ii), (vi), (vii) and (viii) shall require a reasonable notice and cure period not to exceed thirty (30) days (if such matter is capable of being cured); and provided further that the Company shall not be required to provide such written notice to you (and you shall not have the opportunity to cure) more than once in any six (6)-month rolling period. The foregoing definition shall not in any way preclude or restrict the right of Savara to discharge or dismiss you, in the employment of Savara for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this letter agreement, to constitute grounds for termination for Cause.

(ii)	“Constructive Termination” shall mean your voluntary resignation following (i) a reduction in your Base Salary by more than 15%; or (ii) a relocation of your place of employment by more than fifty (50) miles, provided, and only if, in the case of items (i) or (ii), such change, reduction or relocation is effected without your consent (which consent shall be deemed to be given if no formal written objection is made by you within 90 days of the date such reduction or relocation is communicated to you); provided, however, that the Company shall have 30 business days after receipt of such written notice to correct any such issue (if one exists), in the case of items (i) or (ii). Notwithstanding the foregoing, during the term of your employment, in the event that the Board reasonably believes that you may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend you with pay and benefits from performing your duties hereunder for a reasonable time period while it investigates the matter, and in no event shall any such suspension constitute an event pursuant to which you may terminate employment by reason of a Constructive Termination or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this letter agreement during such period of suspension.

(iii)	You shall be deemed to be disabled if the Board determines that you are unable to perform the essential functions of your duties, even with reasonable accommodation, for a period of more than 90 consecutive days or more than 75% of the business days in any 180 day period due to a mental or physical illness or incapacity (“Disability”).

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(e)	Resignations. Upon any termination of your employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by you, you shall resign from any and all directorships, committee memberships, and any other positions you hold with the Company or any of its affiliates.

3.	Re-Affirmation. You agree and acknowledge that your fulfillment of the obligations contained in your Proprietary Information and Inventions Agreement (your “PIIA”) are necessary to protect Savara’s Intellectual Property Rights (as defined in your PIIA) and to preserve Savara’s value and goodwill. You further acknowledge the time, geographic and scope limitations of your obligations not to compete and not to interfere under your PIIA are reasonable, especially in light of the Savara’s desire to protect its Proprietary Information, and that you will not be precluded from gainful employment if you are obligated not to compete or interfere with Savara pursuant to the terms of your PIIA. Notwithstanding the foregoing, even if you fail to deliver this letter agreement, nothing shall be deemed to affect the validity of your PIIA or the obligations contained therein.

4.	Tax and Legal Advice. You acknowledge that you have been represented by counsel in connection herewith and have had an opportunity to consult with your legal counsel and tax and other advisors regarding the preparation of this letter agreement and the matters related thereto. You understand and acknowledge that Andrews Kurth LLP has acted solely as legal counsel for Savara with respect to the preparation of this letter agreement and the other matters related thereto, and has not acted as legal counsel for you.

5.	Severability. The parties intend all provisions of this letter agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this letter agreement is too broad to be enforced as written, the parties intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this letter agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this letter agreement shall be construed and enforced as if such provision was never a part of this letter agreement, and (iii) the remaining provisions of this letter agreement shall remain in full force and effect and shall not be affected by illegal, invalid or unenforceable provisions or by their severance.

6.	General Creditor Status. All cash payments and other benefits to which you may become entitled hereunder will be paid, when due, from the general assets of Savara, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive such cash payments hereunder will at all times be that of a general creditor of Savara and will have no priority over the claims of other general creditors.

7.	Entire Agreement. This letter agreement, the PIIA and your Stock Restriction Agreements or Stock Issuance Agreements together set forth the entire agreement between you and Savara regarding the terms of your employment and supersede any prior representations, agreements and understandings between you and any employee or representative Savara, whether written or oral.

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8.	Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally or by overnight courier, (ii) delivered by facsimile transmission with answer back confirmation, (iii) mailed (postage prepaid by certified or registered mail, return receipt requested) (effective upon actual receipt), or (iv) delivered by electronic communication to you at the address set forth on the signature page hereto or to Savara at the company’s then-current principal executive office. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this letter agreement if sent with return receipt requested to the electronic mail address specified by the receiving party. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within five (5) days after receipt of the written request for Nonelectronic Notice. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.

9.	Governing Law; Venue. THIS LETTER AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. EACH PARTY HERETO CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS IN AND FOR THE COUNTY OF TRAVIS AND THE COURTS OF THE UNITED STATES LOCATED IN THE WESTERN DISTRICT OF TEXAS FOR THE ADJUDICATION OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR OTHERWISE RELATING TO THIS LETTER AGREEMENT.

10.	Miscellaneous. This letter agreement shall inure to the benefit of any successors or assigns of Savara; you shall not be entitled to assign any of your rights or obligations under this letter agreement. The terms and provisions of this letter agreement are intended solely for the benefit of each party hereto and Savara’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person. This letter agreement may only be amended in a writing signed by you and Savara upon the written consent of the Board of Directors. The headings used in this letter agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This letter agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.	Section 409A Compliance. This letter agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and, to the extent that adverse tax consequences thereunder may be avoided, this letter agreement (i) shall automatically be amended to the extent necessary to incorporate any provisions required to ensure such compliance (which the parties hereby agree are hereby adopted, approved, consented to, ratified and incorporated herein by reference) and (ii) shall be construed, interpreted and operated in a manner that will ensure such compliance.

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For all purposes of this letter agreement, you shall be considered to have terminated employment with the Company when you incur a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued hereunder.

For purposes of Section 409A of the Code and this letter agreement, each payment made under this letter agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code.

If any payment under this letter agreement would be subject to additional taxes under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then such payment shall be paid on the date that is six (6) months after the date of your termination of employment with the Company (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such payment can be paid under Section 409A of the Code without being subject to such additional taxes.

To the extent that any reimbursement or provision of in-kind benefits under this letter agreement would result in taxable income to you, such amounts shall be made in accordance with Treas. Reg. Section 1.409A-1(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on fixed schedule, provided:

(1)	the amount of expenses eligible for reimbursement (or provision of in-kind benefits) during one (1) calendar year shall not affect the expenses eligible for reimbursement (or benefits provided) in any other calendar year, except as otherwise provided in the Treasury regulations and other applicable guidance issued under section 409A of the Code;

(2)	your right to such reimbursement (or provision of in-kind benefit) shall not be subject to liquidation or exchange for any other benefit;

(3)	such expenses (or provision of in-kind benefit) must be incurred within the applicable statute of limitations applicable to such claims; and

(4)	the reimbursement of an eligible expense will be made on or before the last day of your tax year following the tax year in which the expense was incurred.

[Signature page follows]

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If you agree to the terms contained in this letter agreement, please sign one of the originals of this letter agreement and return it to us. The second original is for your files. We look forward to your continued participation in the successes of Savara.

Sincerely,

SAVARA INC.

By:	/s/ George Laurence
Name: George Laurence
Title: Director

I have read and acknowledge and agree to the terms of this letter agreement effective as of the date set forth above.

/s/ Robert Neville
Robert Neville

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EXHIBIT A

FORM OF RELEASE AGREEMENT

TO: Savara Inc.

Employment Termination Date:

1. Introduction and General Information. Signing this release (this “Release”) is one condition to receiving certain benefits offered by Savara Inc. (the “Company”) that are in addition to anything of value to which you already are entitled. Reference is made to that certain Letter Agreement dated March 19, 2012 (the “Agreement”) between you and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

The Agreement provides that the Company will provide certain consideration, if among other requirements, you execute and deliver this Release and do not revoke the ADEA Release (as defined below) following your termination date and within the periods specified in Section 2(b), as set forth below. You should thoroughly review and understand the effect of this Release before signing it. To the extent you have any claims covered by this Release, you will be waiving potentially valuable rights by signing this Release. You also are advised to discuss this Release with your attorney.

2.	Releases.

(a)

General Release. You agree that the foregoing consideration (including the consideration to be provided pursuant to the Agreement) represents settlement in full of all outstanding obligations owed to you by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). You (for yourself, your spouse, executors, heirs, beneficiaries, representatives, agents, attorneys, assigns, insurers and assurers, and anyone claiming by or through him) hereby and forever release the Releasees from any and all manner of actions, causes of action, suits, charges, claims, complaints, counterclaims, defenses, demands, damages or liabilities whatsoever, including, without limitation, attorneys’ fees, known or unknown, accrued or which may ever accrue, whether based in contract or tort, statutory or common law, of every kind and nature whatsoever, arising from the beginning of time to the execution date of this Release, whether or not relating to or arising from your employment and termination of employment with the Company and any act that has occurred as of the date of the execution of this Release in connection with any service that you may have rendered or may have been requested to render to or on behalf of the Company at any time, other than the rights and obligations under this Release, and except as to claims arising under the Age Discrimination in Employment Act (“ADEA”), which are addressed in subsection (b) below. Except as to claims arising under the ADEA, which are covered in subsection (b) below, and as provided for in subsection (c) below, this Release shall be construed as broadly as possible and shall include without limitation: (a) any contractual or other claims of employment, benefits, or payment you may have; (b) any claims arising out of or in connection with the initiation, termination or existence of your employment relationship with the Company or any service performed on behalf of the Company; (c) any claims regarding wages and/or compensation in any form whatsoever, vacation, leaves, bonuses, commissions, monies, perquisites, benefits, severance, or any other item attributable to or arising in connection with your employment with the Company; (d) any and all claims relating to the issuance of all outstanding shares of capital stock of the Company; and (e) without limitation, claims, if any, arising under the following:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Fair Labor Standards Act of 1938, as amended;

•	The Family and Medical Leave Act of 1993;

•	The Employee Retirement Income Security Act of 1974 (ERISA), as amended (non-vested rights);

•	The Occupational Safety and Health Act of 1970 (OSHA), as amended;

•	Texas Labor Code § 21.001, et seq. (Texas Employment Discrimination);

•	Texas Labor Code § 61.001, et seq. (Texas Pay Day Act);

•	Austin, Texas Code of Ordinance, Title V, Chapters 5-3, 5-5 and 5-6;

•	any other federal, state or local civil or human rights law or other local, state or federal law, regulation or ordinance;

•	any public policy, contract, tort, or common law (including, without limitation, those relating to fraud, whistleblower, retaliation, negligent or intentional conduct of any nature, constructive discharge, emotional distress, personal injury); or

•	intentional conduct of any nature, breach of contract (including the Agreement), constructive discharge, emotional distress, personal injury).

(b)

ADEA Release. For the good and valuable consideration provided for under the Agreement, the sufficiency of which is hereby acknowledged, and to which you acknowledge you are not otherwise entitled, and other valuable consideration, the sufficiency of which is hereby acknowledged, you hereby completely and forever release and irrevocably discharge each of the Releasees, of and from any and all liabilities, claims, actions, demands, and/or causes of action, arising under the ADEA on or before the date of this Release (the “ADEA Release”), and hereby acknowledge and agree that: the Agreement and this Release, including this ADEA Release, was negotiated at arms’ length; the Agreement and this Release, including the ADEA Release, is worded in a manner that you fully understand; you specifically waive any rights or claims under the ADEA; you knowingly and voluntarily agree to all of the terms set forth in the Agreement and this Release, including this ADEA Release; you acknowledge and understand that any claims under the ADEA that may arise after the date of this Release are not waived; the rights and claims waived in this Release and this ADEA Release are in exchange for consideration over and above anything to which you were already undisputedly entitled; you have been and hereby are advised in writing to consult with an attorney prior to executing the Agreement, this Release and the ADEA Release; you understand that you have been given a period of up to twenty-one (21) days to consider the ADEA Release prior to executing it; and you understand that you have been given a period of seven (7) days from the date of the execution of the ADEA Release to revoke the ADEA Release, and understand and acknowledge that the ADEA Release will not become effective or enforceable until the revocation period has expired. If you elect to revoke this ADEA Release, revocation must be in writing and presented to the Chairman of the Board, or his designee within seven (7) days from the date of the execution of the Release.

(c)	Notwithstanding the foregoing, by executing this Release, you shall not be deemed to have waived any rights with respect to your ownership of vested capital stock of Savara Inc. (although pursuant to this subsection (c), you are expressly waiving and releasing any and all claims, including any stockholder derivative claims, that you may have had from the beginning of time through the date of this Release as a stockholder of Savara Inc.) or any rights pursuant to that certain Second Amended and Restated Investor Rights Agreement among the Company and certain of its stockholders (as the same may hereafter be amended or restated) or that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement among the Company and certain of its stockholders (as the same may hereafter be amended and restated), each dated December 10, 2009. Furthermore, nothing in this Release is intended to be construed as a release of your rights of indemnification and exculpation for actions as a director, employee or officer of the Company you have at law or under the governing documents (charter and bylaws) of the Company or any of its Affiliates (as defined below), any written indemnity agreement with regard to the foregoing, or any D&O insurance coverage under which you may be covered by in connection with the foregoing; provided that in no event shall you be entitled to make any claim thereunder, under the Company’s or the Affiliates’ governing documents or insurance policies, or otherwise in defense of, or for exculpation, indemnification or advancement with respect to your compliance with this Release or your breach or alleged breach of this Release.

3.	Release of Unknown Claims. You understand and agree, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that, except where expressly prohibited by law, this Release includes a release of unknown claims, and you hereby expressly waive and relinquish any and all claims, rights or benefits that you may have which are unknown to you at the time of the execution of this Release. You understand and agree that if, hereafter, you discover facts different from or in addition to those that you now know or believe to be true, that the waivers and releases of this Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts.

4.	No Other Claims; Ownership of Claims. You represent and warrant that you do not presently have on file any lawsuits, claims, charges, grievances or complaints against the Company and/or any of the Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or any of the Releasees occurring prior to the date of this Release. To the extent that you are still entitled to file any administrative charge with any governmental agency, you hereby release any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on his behalf after your filing of any administrative charge. Finally, you represent and agree that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to your employment with the Company and/or the termination thereof.

5.	Company’s Remedies for Breach. You acknowledge and agree that any breach by you of this Release or of your obligations under the Agreement, shall constitute a material breach of the Agreement, and shall entitle the Company immediately to recover the consideration provided to you in connection with the Agreement, except as provided by law. Except as provided by law, you shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company in: (a) enforcing your obligations under this Release and the Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim brought or pursued by you in violation of the terms of this Release.

6.	Non-Disparagement. (i) You agree that you will not, directly or indirectly, disclose, communicate or publish any disparaging or critical information concerning the Company or any parent or subsidiary of the Company, or any company controlled by the Company, or any other entity or organization wholly or partially, directly or indirectly, owned or controlled by the Company (each, an “Affiliate”), their business, financial condition, professional skills or expertise, suppliers, customers or clients, products or services, operations, market position, performance, technology, employees, officers, directors, consultants, representatives, agents or investors, or proprietary or technical information whatsoever, or directly or indirectly cause or encourage others to disclose, communicate, or publish any disparaging or critical information concerning the same and (ii) nothing contained in this paragraph is intended to prevent any person from testifying truthfully in any legal proceeding in which such person is under a subpoena or other court order to do so.

7.	No Interference. You agree that you will not act in any manner that might damage the business of the Company or its Affiliates or the Company’s investors or their respective affiliates. You agree that you will not, directly or indirectly, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company or its Affiliates or the Company’s investors or their respective affiliates and/or any officer, director, employee, agent, representative, stockholder or attorney of any of the foregoing, provided that nothing herein shall prohibit you from testifying truthfully in any legal proceeding in which you are under a subpoena or other court order to do so. However, nothing in this Release shall prohibit you from participating in any proceeding before a governmental agency, provided that you agree to waive any relief available with respect to such proceeding.

8. Cooperation. You agree to cooperate with the Company and its Affiliates, at the Company’s reasonable request and without further consideration, in all respects concerning any matters which require your assistance, cooperation or knowledge, including communicating with persons inside or outside the Company and any Affiliate and assistance/availability for any agency, board and legal investigations and proceedings.

9. Re-Affirmation. You agree and acknowledge that your fulfillment of the obligations contained in your Proprietary Information and Inventions Agreement (your “PIIA”) are necessary to protect the Company’s Intellectual Property Rights (as defined in your PIIA) and to preserve the Company’s value and goodwill. You further acknowledge the time, geographic and scope limitations of your obligations not to compete and not to interfere under your PIIA are reasonable, especially in light of the Company’s desire to protect its Proprietary Information, and that you will not be precluded from gainful employment if you are obligated not to compete or interfere with the Company pursuant to the terms of your PIIA. Notwithstanding the foregoing, even if you fail to deliver or if you validly revoke the ADEA Release, nothing shall be deemed to affect the validity of your PIIA or the obligations contained therein.

10. Voluntary Agreement. YOU UNDERSTAND AND AGREE THAT YOU MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS RELEASE, AND REPRESENT THAT YOU HAVE ENTERED INTO THIS RELEASE VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF YOUR OWN CHOOSING, WITH A FULL UNDERSTANDING OF THE RELEASE AND ALL OF ITS TERMS.

[Signature page follows]

I HAVE READ AND FULLY CONSIDERED THE RELEASE LANGUAGE HEREIN AND DESIRE TO ENTER INTO THIS RELEASE. I ALSO HAVE BEEN ADVISED HEREIN IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE. HAVING ELECTED TO SIGN THIS RELEASE AND RECEIVE THE CONSIDERATION IN THE AGREEMENT, I FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST THE COMPANY AND THE OTHER RELEASED PARTIES AS OF THE DATE I SIGN THIS RELEASE.

Robert Neville

Date:

ACKNOWLEDGED AND ACCEPTED:
SAVARA INC.

By:
Name:
Title:
Date:

SCHEDULE I

SCHEDULE OF EQUITY OWNED BY MR. ROBERT NEVILLE

As of March 19, 2012

Certificate Number	Number of Shares	Date of Issuance	Agreement
C-07	370,333	July 31, 2008	Stock Restriction Agreement dated July 31, 2008
C-14	2,267	December 11, 2009	Stock Restriction Agreement dated December 11, 2009
C-16	2,400	January 14, 2010	Stock Restriction Agreement dated January 14, 2010
C-20	74,000	December 17, 2010	Stock Restriction Agreement dated December 17, 2010
C-32	3,907	August 30, 2011	Stock Issuance Agreement dated August 30, 2011
C-33	20,000	October 14, 2011	Stock Issuance Agreement dated October 14, 2011
C-36	39,000	December 16, 2011	Stock Issuance Agreement dated December 16, 2011

TOTAL	511,907